Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Ascena Retail Group, Inc. Announces Michael Rayden’s Retirement

Search for Justice President and CEO Launches

MAHWAH, N.J., Oct. 20, 2014 / Business Wire/ — Ascena Retail Group, Inc. (NASDAQ: ASNA), today announced that Michael Rayden, President and CEO of Ascena’s Justice & Brothers subsidiary and a member of the Ascena Board of Directors, has announced his retirement and will step down at the end of January 2015. Ascena has started a global search for a President and CEO of Justice and Brothers which will be conducted by Herbert Mines Associates.

David Jaffe, President and CEO of the Ascena Retail Group, Inc., commented, “We have been very fortunate to have had the benefit of Mike’s insight and guidance. His contribution to the retail industry is immeasurable, including pioneering the fashion and retail space for the tween market with Justice, an organization he has guided for the past 19 years. Mike’s legacy will long be remembered, as will his commitment and dedication to building the self-esteem and self-confidence of a generation of young people through fashion.”

Mr. Rayden’s retail career has spanned more than 45 years, the last 19 of which were spent building the Limited Too brand and then introducing the Justice concept. In 2008 he transitioned the entire fleet of stores to a single brand, Justice, which continues to offer forward fashion at accessible price points to tween girls. Most recently, he introduced a Brothers concept and has successfully expanded the chain’s reach to tween boys.

“In addition to building a hugely successful brand that has dominated the tween market since its inception, Mike has mentored numerous executives and encouraged his associates to become involved in organizations that support the communities in which they live and to serve their tween customers in all aspects of their lives,” concluded Jaffe.

Mike Rayden commented, “I am grateful to have had a wonderful and fulfilling career that has provided tremendous opportunities to so many. We have proudly enabled tween girls and boys to feel good about themselves at a critical time in their healthy development. Our mission has always been to transcend fashion, to build confidence and provide a vehicle for expression. I’ve had the privilege of being surrounded by a great group of people, who have worked tirelessly to grow our business model, delight our tween customer, and achieve great success. For me, the time is right to shift my attention from fashion to family, allowing a new generation of talent to step into the spotlight and confidently lead the business into its next phase of growth and success.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands; and for tween girls and boys, under the Justice and Brothers brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 4,000 stores throughout the United States and Canada. For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.shopjustice.com, and www.shopbrothers.com.

Ascena Retail Group, Inc.

Investor Relations

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ICR, Inc.

James Palczynski, Partner

203-682-8229 (jp@icrinc.com)